Exhibit 99.1

NEWS RELEASE

Jennifer Gianola	Kim Mason
Director, Investor Relations	Sr Communications Specialist
Tel: 1 408.239.8630	Tel: 1 604.415.6239
jennifer.gianola@pmcs.com	kim.mason@pmcs.com

PMC Management will be available via conference call to answer questions at 2 p.m. Pacific Time (PT) today. Call information: Dial-in: (888) 771-4371, passcode: 34969421.

PMC MOVES TO ESTABLISH CATEGORY LEADERSHIP

WITH FLASH CONTROLLER ACQUISITION

Acquires PCI Express® Flash Controller Business and Team from IDT

SUNNYVALE, Calif., May 29, 2013 – PMC-Sierra, Inc. (PMC®) (Nasdaq: PMCS), the semiconductor innovator transforming networks that connect, move and store big data, today announced that PMC has entered into a definitive agreement to acquire Integrated Device Technology, Inc.’s (IDT®) (Nasdaq: IDTI) Enterprise Flash Controller Business and certain PCI Express (PCIe) Switch assets for $100 million, subject to certain purchase price adjustments.

IDT’s Enterprise Flash Controller Business accelerates PMC’s entrance into the rapidly growing enterprise solid-state drive (SSD) market with leading-edge PCIe flash controllers, including the world’s first NVM Express (NVMe) flash controller. PMC believes that it will be able to improve its time-to-market by approximately two years due to the early product leadership and a robust design win pipeline, including wins spanning tier one datacenter, original equipment manufacturer (OEM) and SSD customers.

According to International Data Corporation (IDC), the enterprise SSD market segment is expected to comprise half of the total SSD market in sales, reaching approximately $7 billion in 2016. PMC estimates that the combined PCIe and SAS controller total available market for these enterprise SSDs will quadruple and reach in excess of $500 million in 2016.

“Flash-based storage is causing a major disruption in enterprise storage due to the dramatic performance advantages of solid-state drives,” said Greg Lang, president and chief executive officer of PMC. “IDT’s PCIe controllers are particularly well suited for server-based SSDs targeted at cloud data center customers. The acquisition of IDT’s Enterprise Flash Controller Business is a strong complement to our current enterprise 12Gb/s SAS SSD controller product offering.”

As part of the transaction, PMC will acquire IDT’s Enterprise Flash Controller Business, including all related intellectual property (IP), certain PCIe Switch technology and 75 patents overall. The Company expects to make employment offers to approximately 50 employees.

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IDT has played a leading role in the standards efforts focused on broadening the adoption of PCIe SSDs. IDT is a founding member of the NVM Express Work Group, the industry organization formed a few years ago to standardize the software interface of enterprise and client SSDs. IDT is a member of the NVMe promoter group, which is directing the standard’s evolution, featuring companies such as Dell, Intel, EMC, NetApp, Oracle and Cisco. The IDT team is a leader in driving the controller product development in parallel with their standards work and their early product focus has enabled them to deliver the world’s first NVMe controllers.

“Dell is an active proponent of driving industry standards and has worked closely with the industry to establish standard-based PCIe SSD options to accelerate server application performance,” said Forrest Norrod, vice president and general manager, Dell Server Solutions. “We are pleased to see the combination of these talented teams and look forward to continuing our collaboration with PMC and within the NVMe consortium in the future.”

The board of directors of PMC and the board of IDT have approved the transaction. It is expected to close in the third quarter of 2013, subject to certain regulatory approvals and other customary closing conditions specified in the definitive agreement.

Conference Call Information

PMC will conduct a conference call with analysts and investors today at 2 p.m. Pacific Time. The Company will broadcast the conference call via webcast over the Internet and will post a companion slide presentation on the Investors section of the PMC website at http://www.pmcs.com. To listen to the webcast, please dial (888) 771-4371 using passcode 34969421 or visit http://investor.pmcs.com. The webcast will be recorded and available for replay until 10 days following the conference call.

Safe Harbor Statement

This release contains certain forward-looking statements, including statements regarding the expected benefits of the transaction to the Company, market segment expectations and the Company’s plans for the acquired business that are subject to risks and uncertainties. Actual events and results may differ materially from these projections. The potential risks and uncertainties include, among others, that the transaction may be delayed or may not be consummated at all, that the Company may not successfully integrate the acquired business or its personnel, that relevant market segments may not develop as expected and that the Company’s offerings may not prove attractive to customers in those market segments. The Company’s SEC filings describe factors that may affect the Company’s business and results generally, including PMC’s limited revenue visibility due to variable customer demands, market segment growth or decline, orders with short delivery lead times, customer concentration, and other items. The Company does not undertake any obligation to update the forward-looking statements.

About PMC

PMC (Nasdaq:PMCS) is the semiconductor innovator transforming networks that connect, move and store big data. Building on a track record of technology leadership, the Company

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is driving innovation across storage, optical and mobile networks. PMC’s highly integrated solutions increase performance and enable next-generation services to accelerate the network transformation. For more information, visit www.pmcs.com. Follow PMC on Twitter, LinkedIn and RSS.

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© Copyright PMC-Sierra, Inc. 2013. All rights reserved. PMC and PMC-SIERRA are registered trademarks of PMC-Sierra, Inc. in the United States and other countries, and PMCS is a trademark of PMC-Sierra, Inc. Other product and company names mentioned herein may be trademarks of their respective owners. PMC is the corporate brand of PMC-Sierra.